Exhibit 99.1

Armstrong World Industries Reports

First Quarter 2021 Results

Key Highlights

•	Net sales up 1% versus the prior year quarter
•	Operating income down 29% versus the prior year quarter
•	Adjusted EBITDA down 12% versus the prior year quarter
•	Maintaining 2021 guidance: Net Sales of +10% to +13% and adjusted EBITDA of +9% to +13%

LANCASTER, Pa., April 27, 2021 -- Armstrong World Industries, Inc. (NYSE:AWI), a leader in the design, innovation and manufacture of commercial and residential ceiling, wall and suspension system solutions, today reported financial results for the first quarter 2021.

“The first quarter of 2021 was a solid start to what we expect will be a robust year of growth for AWI,” said Vic Grizzle, President and CEO of Armstrong. “We are encouraged by the re-openings in many of our markets and progress toward broader economic recovery, highlighted by the record order intake for our Architectural Specialties products in the first quarter. We remain confident that our actions over the past year have strengthened our position to capitalize on a market recovery in 2021 and beyond. I am especially pleased to see growing interest and engagement in our Healthy Spaces initiatives. We are squarely focused on the emerging opportunity to provide solutions designed to facilitate a return to safe and sustainable indoor spaces.”

First Quarter Results from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended March 31,
	2021	2020	Change
Net sales	$251.9	$248.7	1.3%
Operating income	$54.1	$76.0	(28.8)%
Earnings (loss) from continuing operations	$37.5	$(222.6)	Favorable
Diluted earnings (loss) per share	$0.78	$(4.64)	Favorable

Consolidated net sales for the first quarter of 2021 increased 1.3% over the same period in 2020 due to favorable Average Unit Value (AUV) of $5 million, partially offset by lower volumes of $2 million. Mineral Fiber net sales decreased by $9 million and Architectural Specialties net sales increased by $12 million. Volumes for both the Mineral Fiber and Architectural Specialties segments were pressured by lower market demand due to COVID-19 which began impacting the Company’s sales activity in the second quarter of 2020. These declines were more than offset by a $17 million increase in net sales attributable to the acquisition of Turf Design, Moz Designs and Arktura in 2020.

Operating income decreased in line with Company expectations from the strong prior year quarter, driven primarily by lower sales volume in the Mineral Fiber segment and higher SG&A costs attributable to incentive compensation accruals and incremental costs from the 2020 acquisitions. These headwinds were partially offset by favorable AUV, improved manufacturing productivity and an increase in WAVE equity earnings.

Prior year period net earnings were impacted by the transfer of certain pension benefit obligations and assets of the U.S. Retirement Income Plan (RIP), which resulted in a $374 million settlement loss recorded in 2020.

Additional (non-GAAP*) Financial Metrics from Continuing Operations

(Dollar amounts in millions except per-share data)	For the Three Months Ended March 31,
	2021	2020	Change
Adjusted EBITDA	$85	$97	(12.0)%
Adjusted net income	$41	$54	(24.5)%
Adjusted diluted earnings per share	$0.84	$1.10	(23.4)%
Adjusted free cash flow	$23	$36	(37.9)%

* The Company uses the above non-GAAP adjusted measures in managing the business and believes the adjustments provide meaningful comparisons of operating performance between periods.  The Company also believes that the adjustments help users of our financial information understand the effect of those adjusted items on our selected reported results and provide useful alternative measurements of performance.  See Supplemental Reconciliations of GAAP to non-GAAP Results (below) for a breakdown of the adjustments and a reconciliation of the selected reported results to these non-GAAP measures.

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2021	2020	Change
Adjusted EBITDA
Mineral Fiber	$78	$87	(10.1)%
Architectural Specialties	7	10	(28.9)%
Consolidated Adjusted EBITDA	$85	$97	(12.0)%

Consolidated adjusted EBITDA declined in the first quarter when compared to the same prior year period, driven primarily by unfavorable channel mix and an increase in SG&A expenses, partially offset by favorable AUV, and WAVE equity earnings. Adjusted free cash flow declined primarily due to lower operating cash flows, driven by volume declines. The decline in adjusted EBITDA was in line with management’s expectations.

First Quarter Segment Highlights

Mineral Fiber

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2021	2020	Change
Net sales (as reported)	$188.7	$197.7	(4.6)%
Operating income (as reported)	$60.6	$70.0	(13.4)%
Adjusted EBITDA	$78	$87	(10.1)%

Mineral Fiber net sales decreased due to lower volumes, driven by decreased demand due to COVID-19, partially offset by favorable AUV. Favorable AUV was driven by positive like for like pricing and mix attributable to the sale of higher end products.

Operating income decreased as expected in the first quarter primarily due to the negative impact of lower sales volume and higher SG&A attributable incentive compensation accruals, partially offset by higher WAVE earnings, the impact of favorable AUV and a reduction in manufacturing costs.

Architectural Specialties

(Dollar amounts in millions)	For the Three Months Ended March 31,
	2021	2020	Change
Net sales (as reported)	$63.2	$51.0	23.9%
Operating (loss) income (as reported)	$(4.9)	$7.5	Unfavorable
Adjusted EBITDA	$7	$10	(28.9)%

Net sales in Architectural Specialties increased by 24%, driven by the 2020 acquisitions of Turf Design, Moz Designs and Arktura, partially offset by a reduction in demand as a result of COVID-19.

Operating (loss) income decreased in the first quarter due to increases in acquisition related expenses and amortization expense related to the 2020 acquisitions, as well as lower sales excluding the impact of the 2020 acquisitions. Manufacturing and SG&A expenses were also higher due to additional investments in manufacturing, selling, and design capabilities.

Unallocated Corporate

Unallocated corporate operating loss was $2 million in the first quarter of 2021 and 2020.

Market Outlook and 2021 Guidance

“We continue to see market conditions steadily improve and are pleased to see the vaccination rollout across the US begin to allow more businesses to open their doors,” said Brian MacNeal, CFO of Armstrong. “Through our growth initiatives, including Healthy Spaces and kanopi, and the year-on-year benefit of our 2020 acquisitions, we are maintaining our 2021 guidance and expect to grow sales 10% to 13%, adjusted EBITDA 9% to 13%, to drive a free cash flow margin of 19% for the full fiscal year.”

Earnings Webcast

Management will host a live internet broadcast beginning at 11:00 a.m. eastern time today, to discuss first quarter 2021 results. This event will be broadcast live on the Company's website. To access the call and accompanying slide presentation, go to www.armstrongceilings.com and click Investors. The replay of this event will also be available on the Company's website for up to one year after the date of the call.

Uncertainties Affecting Forward-Looking Statements

Disclosures in this release, including without limitation, those relating to future financial results, market conditions and guidance, the impacts of COVID-19 on our business, and in our other public documents and comments, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those statements provide our future expectations or forecasts and can be identified by our use of words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “outlook,” “target,” “predict,” “may,” “will,” “would,” “could,” “should,” “seek,” and other words or phrases of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements, by their nature, address matters that are uncertain and involve risks because they relate to events and depend on circumstances that may or may not occur in the future. As a result, our actual results may differ materially from our expected results and from those expressed in our forward-looking statements. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those projected, anticipated or implied is included in the “Risk Factors” and “Management’s Discussion and Analysis” section of our report on Forms 10-K and 10-Q filed with the U.S. Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made. We undertake no obligation to update any forward-looking statements beyond what is required under applicable securities law.

About Armstrong and Additional Information

More details on the Company’s performance can be found in its annual report on Form 10-Q for the quarter ended March 31, 2021 that the Company expects to file with the SEC today.

Armstrong World Industries, Inc. (AWI) is a leader in the design and manufacture of innovative commercial and residential ceiling, wall and suspension system solutions in the Americas. With $937 million in revenue in 2020, AWI has approximately 2,800 employees and a manufacturing network of 15 facilities, plus six facilities dedicated to its WAVE joint venture.

Additional forward-looking non-GAAP metrics are available on the Company’s website at www.armstrongceilings.com under the Investors tab. The website is not part of this release and references to our website address in this release are intended to be inactive textual references only.

As Reported Financial Highlights

FINANCIAL HIGHLIGHTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions, except for per-share amounts, quarterly data is unaudited)

	For the Three Months Ended March 31,
	2021	2020
Net sales	$251.9	$248.7
Cost of goods sold	164.4	157.4
Gross profit	87.5	91.3
Selling, general and administrative expenses	54.4	34.8
Equity earnings from joint venture	(21.0)	(19.5)
Operating income	54.1	76.0
Interest expense	5.7	6.7
Other non-operating (income) expense, net	(1.3)	369.4
Earnings (loss) from continuing operations before income taxes	49.7	(300.1)
Income tax expense (benefit)	12.2	(77.5)
Earnings (loss) from continuing operations	37.5	(222.6)
Net (loss) from discontinued operations	(2.1)	(3.6)
Net earnings (loss)	$35.4	$(226.2)

Diluted earnings (loss) per share of common stock, continuing operations	$0.78	$(4.64)
Diluted (loss) per share of common stock, discontinued operations	$(0.04)	$(0.07)

Net earnings (loss) per share of common stock	$0.74	$(4.71)
Average number of diluted common shares outstanding	48.0	48.0

SEGMENT RESULTS

Armstrong World Industries, Inc. and Subsidiaries

(Amounts in millions)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net Sales
Mineral Fiber	$188.7	$197.7
Architectural Specialties	63.2	51.0
Total net sales	$251.9	$248.7

	Three Months Ended
	March 31,
	2021	2020
Segment operating income (loss)
Mineral Fiber	$60.6	$70.0
Architectural Specialties	(4.9)	7.5
Unallocated Corporate	(1.6)	(1.5)
Total consolidated operating income	$54.1	$76.0

Selected Balance Sheet Information

(Amounts in millions)

	March 31, 2021	December 31, 2020
Assets
Current assets	$316.3	$311.8
Property, plant and equipment, net	523.6	529.9
Other noncurrent assets	875.4	876.8
Total assets	$1,715.3	$1,718.5
Liabilities and shareholders’ equity
Current liabilities	$156.2	$172.3
Noncurrent liabilities	1,085.5	1,095.3
Equity	473.6	450.9
Total liabilities and shareholders’ equity	$1,715.3	$1,718.5

Selected Cash Flow Information

(Amounts in millions)

(Unaudited)

	For the Three Months Ended March 31,
	2021	2020
Net (loss) earnings	$35.4	$(226.2)
Other adjustments to reconcile net (loss) earnings to net cash provided by operating activities	8.7	283.4
Changes in operating assets and liabilities, net	(24.5)	(31.5)
Net cash provided by operating activities	19.6	25.7
Net cash (used for) investing activities	(8.8)	9.9
Net cash (used for) provided by financing activities	(26.2)	66.8
Effect of exchange rate changes on cash and cash equivalents	0.1	(0.8)
Net (decrease) increase in cash and cash equivalents	(15.3)	101.6
Cash and cash equivalents at beginning of year	136.9	45.3
Cash and cash equivalents at end of period	$121.6	$146.9

Supplemental Reconciliations of GAAP to non-GAAP Results (unaudited)

(Amounts in millions, except per share data)

To supplement its consolidated financial statements presented in accordance with accounting principles generally accepted in the United States (“GAAP”), the Company provides additional measures of performance adjusted to exclude the impact of certain discrete expenses and income.  Investors should not consider non-GAAP measures as a substitute for GAAP measures.  The Company excludes certain acquisition related expenses (i.e. – changes in the fair value of earnouts, deferred compensation accruals, impact of adjustments related to the fair value of inventory and deferred revenue) for recent acquisitions. The deferred compensation accruals are for cash and stock awards that will be recorded over the vesting period, as such payments are subject to the sellers’ and employees’ continued employment with the Company. Examples of other excluded items include plant closures, restructuring charges and related costs, impairments, separation costs, environmental site expenses and related insurance recoveries, endowment level charitable contributions, and certain other gains and losses. The Company also excludes income/expense from its U.S. Retirement Income Plan (“RIP”) in the non-GAAP results as it represents the actuarial net periodic benefit credit/cost recorded. For all periods presented, the Company was not required and did not make cash contributions to the RIP based on guidelines established by the Pension Benefit Guaranty Corporation, nor does the Company expect to make cash contributions to the plan in 2021. Adjusted free cash flow is defined as cash from operating and investing activities, adjusted to remove the impact of cash used or proceeds received for acquisitions and divestitures, legacy environmental matters and litigation. The Company believes adjusted free cash flow is useful because it provides insight into the amount of cash that the Company generates for discretionary uses, after expenditures for capital investments and adjustments for acquisitions and divestitures. The Company uses these adjusted performance measures in managing the business, including communications with its Board of Directors and employees, and believes that they provide users of this financial information with meaningful comparisons of operating performance between current results and results in prior periods. The Company believes that these non-GAAP financial measures are appropriate to enhance understanding of its past performance, as well as prospects for its future performance.  The Company also uses adjusted EBITDA and adjusted free cash flow as factors in determining at-risk compensation for senior management. These non-GAAP measures may not be defined and calculated the same as similar measures used by other companies.  A reconciliation of these adjustments to the most directly comparable GAAP measures is included in this release and on the Company’s website. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Non-GAAP financial measures utilized by the Company may not be comparable to non-GAAP financial measures used by other companies.

In the following charts, numbers may not sum due to rounding.

Consolidated Results from Continuing Operations – Adjusted EBITDA

	For the Three Months Ended March 31,
	2021	2020
Earnings (Loss) from continuing operations, Reported	$38	$(223)
Add/(Less): Income tax expense (benefit), as reported	12	(78)
Earnings (Loss) before tax, Reported	$50	$(300)
Add: Interest/other income and expense, net	4	376
Operating Income, Reported	$54	$76
Add: RIP expense (1)	1	1
Add: Acquisition related charges (2)	4	-
Add: Net environmental expenses	-	1
Operating Income, Adjusted	$59	$78
Add: D&A	26	18
Adjusted EBITDA	$85	$97

(1)	RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.
(2)

Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration and deferred compensation accruals.

Mineral Fiber

	For the Three Months Ended March 31,
	2021	2020
Operating Income, Reported	$61	$70
Add: Net environmental expenses	-	1
Operating Income, Adjusted	$61	$71
Add: D&A	18	16
Adjusted EBITDA	$78	$87

Architectural Specialties

	For the Three Months Ended March 31,
	2021	2020
Operating (Loss) Income, Reported	$(5)	$8
Add: Acquisition related charges (1)	4	-
Operating (Loss) Income, Adjusted	$(1)	$8
Add: D&A	8	2
Adjusted EBITDA	$7	$10
(1)

Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration and deferred compensation accruals.

Unallocated Corporate

	For the Three Months Ended March 31,
	2021	2020
Operating (Loss), Reported	$(2)	$(2)
Add: RIP expense (1)	1	1
Operating (Loss), Adjusted	$(0)	$(0)
Add: D&A	-	-
Adjusted EBITDA	$-	$-

(1)	RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.

Adjusted Free Cash Flow

	For the Three Months Ended March 31,
	2021	2020
Net cash provided by operations	$20	$26
Net cash (used for) investing activities	(9)	10
Add: Payments for sale of international	12	-
Add: Environmental payments, net	-	1
Adjusted Free Cash Flow	$23	$36

Consolidated Results from Continuing Operations – Adjusted Diluted Earnings Per Share

	For the Three Months Ended March 31,
	2021		2020
	Total	Per Diluted Share	Total	Per Diluted Share
Earnings (Loss) from continuing operations, As Reported	$38	$0.78	$(223)	$(4.64)
Add/(Less): Income tax expense (benefit), as reported	12		$(78)
Earnings (Loss) from continuing operations before income taxes, As Reported	$50		$(300)
Add: RIP (credit) expense (1)	-		372
Add: Acquisition related charges (2)	4		-
Add: Net environmental expenses	-		1
Adjusted earnings from continuing operations before income taxes	$54		$72
(Less): Adjusted income tax expense (3)	(13)		$(19)
Adjusted net income	$41	$0.84	$54	$1.10
Adjusted EPS change versus Prior Year	-23%

Diluted Shares Outstanding (4)	48.0		48.7
As Reported Tax Rate (5)	25%		26%

(1)

RIP expense (credit) represents the entire actuarial net periodic pension expense (credit) recorded as a component of earnings from continuing operations. For all periods presented, we were not required and did not make cash contributions to our RIP.

(2)

Represents the impact of acquisition-related adjustments for the fair value of acquired inventory and deferred revenue, changes in fair value of contingent consideration and deferred compensation accruals.

(3)	Adjusted income tax expense is calculated using the as reported tax rate multiplied by the adjusted earnings from continuing operations before income taxes.
(4)	2021 Dilutive shares are as-reported. 2020 dilutive shares outstanding include anti-dilutive common stock equivalents which are excluded from U.S. GAAP Accounting.
(5)	The tax rate for 2020 excludes the Q1 pension annuitization.

Adjusted EBITDA Guidance

	For the Year Ending December 31, 2021
	Low		High
Net income	$189	to	$198
Add: Interest expense	25		25
(Less): RIP credit (1)	(9)		(9)
Add: Income tax expense	60		63
Operating income	$264	to	$276
Add: RIP expense (2)	6		6
Add: D&A	90		90
Adjusted EBITDA	$360	to	$372

(1)

RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to and do not plan to make cash contributions to our RIP in 2021 based on guidelines established by the Pension Benefit Guaranty Corporation.

(2)	RIP expense represents only the plan service cost that is recorded within Operating Income. For all periods presented, we were not required and did not make cash contributions to our RIP.

Adjusted Diluted Earnings Per Share (EPS) Guidance

	For the Year Ending December 31, 2021
	Low	Per Diluted Share(1)		High	Per Diluted Share(1)
Net income	$189	$3.93	to	$198	$4.12
Add: Interest expense	25			25
(Less): RIP credit (2)	(9)			(9)
Add: Income tax expense	60			63
Operating income	$264		to	$276
Add: RIP expense (3)	6			6
(Less): Interest expense	(25)			(25)
Adjusted earnings before income taxes	$245		to	$257
(Less): Income tax expense	(61)			(64)
Adjusted net income	$184	$3.80	to	$193	$4.00

(1)	Adjusted EPS guidance for 2021 is calculated based on an adjusted effective tax rate of 25% and based on ~48 million of diluted shares outstanding.
(2)

RIP credit represents the actuarial net periodic benefit expected to be recorded as a component of other non-operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(3)

RIP expense represents only the plan service cost related to the U.S. pension plan and is recorded as a component of operating income. We do not expect to be required to make, nor do we plan to make cash contributions to our RIP based on guidelines established by the Pension Benefit Guaranty Corporation.

(4)	Adjusted income tax expense is based adjusted earnings before income tax.

Adjusted Free Cash Flow Guidance

	For the Year Ending December 31, 2021
	Low		High
Net cash provided by operating activities	$200	to	$210
Add: Return of investment from joint venture	65		70
Adjusted net cash provided by operating activities	$265	to	$280
Less: Capital expenditures	(80)		(75)
Adjusted Free Cash Flow	$185	to	$205